Exhibit 99.1

MARTIN MARIETTA MATERIALS, INC. PROPOSES COMBINATION WITH

VULCAN MATERIALS COMPANY IN

STOCK-FOR-STOCK TRANSACTION; COMMENCES EXCHANGE OFFER

Transaction Would Provide Vulcan’s Shareholders an Upfront Premium and Over 58% Ongoing Ownership in the Combined Company

$200 Million to $250 Million of Annual Cost Synergies Expected

Transaction Would Create a U.S.-Based Company as the Global Leader in

Aggregates

Companies Would Be Stronger Together in Uncertain Economic Environment

Transaction Would Improve Vulcan’s Credit Profile and Provide Vulcan

Shareholders a Cash Dividend at 20 Times Vulcan’s Current Level

RALEIGH, NORTH CAROLINA, December 12, 2011 – Martin Marietta Materials, Inc. (NYSE: MLM) today announced that it has delivered a proposal to Vulcan Materials Company (NYSE: VMC) and commenced an exchange offer to effect a business combination with Vulcan that would create a U.S.-based company that is the global leader in construction aggregates with a footprint reaching across North America. As of December 9, 2011, the combined market capitalization was $7.7 billion and the combined total enterprise value was $11.4 billion. The combined mineral reserves of the two companies would be 28 billion tons.

Ward Nye, Martin Marietta’s President and Chief Executive Officer said, “The combination of Martin Marietta and Vulcan is a compelling opportunity for both companies’ shareholders, customers, employees and the communities we serve. By bringing together our highly complementary assets, we have the opportunity to create the global leader in aggregates, led by the best team in the industry, drawn from both companies. The combined company will have one of the industry’s strongest balance sheets and, as we achieve expected synergies of $200 to $250 million and continue to adhere to Martin Marietta’s strict operational and financial discipline, the company will be well positioned to pursue a wide range of attractive growth opportunities and to continue delivering value to shareholders.

“We also intend to maintain the dividend for the combined company at Martin Marietta’s current rate of $1.60 per Martin Marietta share annually, or the equivalent of $0.80 per Vulcan share annually, based on the proposed exchange ratio. This dividend rate is 20 times Vulcan’s current level,” said Mr. Nye.

The proposal, including the exchange offer, has the unanimous support of the Martin Marietta Board of Directors. Under the terms of the exchange offer, each outstanding share of Vulcan will be exchanged for 0.50 Martin Marietta shares. The offer represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on the closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on the closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011.

“We are bringing our proposal directly to Vulcan’s shareholders after Vulcan ceased participating in private discussions toward a negotiated transaction, which commenced over a year and a half ago,” Mr. Nye concluded.

Martin Marietta’s proposal contemplates directors from both Martin Marietta and Vulcan serving on the combined company’s Board. Furthermore, it proposes Don James, Vulcan’s Chairman and Chief Executive Officer, serve as Chairman of the Board, and that Ward Nye serve as President and Chief Executive Officer, with executives from both companies on the senior management team. Under the proposal, the combined company would be headquartered in Raleigh, North Carolina, where Martin Marietta is based, and maintain a major presence in Birmingham, Alabama, where Vulcan is based.

Below is the full text of the letter that Martin Marietta today sent to Vulcan:

December 12, 2011

Mr. Donald M. James

Chairman and Chief Executive Officer

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Dear Don:

More than a year and a half ago, you and I (and, on several occasions, members of our senior management teams) began to explore the financial and strategic merits and potential terms of a business combination of Vulcan Materials Company (“Vulcan”) and Martin Marietta Materials, Inc. (“Martin Marietta”). Despite Martin Marietta’s clear, continuing interest, some months ago Vulcan disengaged from discussions. Martin Marietta continues to believe that a strategic combination of our two companies is compelling financially and operationally, and that such a combination presents our respective shareholders with a significant value creation opportunity and brings great benefits to our respective customers and employees.

Recent events, including the fragile state of the U.S. economy, the lack of visibility as to when a sustainable recovery will take place, and the uncertainty surrounding government spending on infrastructure projects, only strengthen the rationale behind a combination. Combining our two complementary companies makes excellent industrial sense and establishes a U.S.-based company that is the global leader in our industry. The continued uncertainty regarding the timing and level of recovery in the macroeconomic environment underscores the immediate value your shareholders would receive in a business combination with Martin Marietta, through the conversion of their Vulcan investment into the stock of a more stable and financially sound combined company that pays a meaningful dividend – equivalent to 20 times Vulcan’s current dividend per share. In addition, we believe your shareholders would realize long-term value in a business combination with Martin Marietta from the anticipated improvement in share price derived from the expected significant synergies resulting from the combination of our companies.

Martin Marietta’s Board of Directors is, and I personally am, disappointed that despite these substantial benefits, Vulcan has been unwilling to move ahead towards a definitive agreement. We believe our proposal is compelling and transformative for the stakeholders of both Vulcan and Martin Marietta. In light of Vulcan’s reluctance to consider further this value-enhancing opportunity, Martin Marietta’s Board of Directors has unanimously concluded that the time has come to take steps intended to result in prompt and fair consideration of our proposal on behalf of Vulcan’s shareholders.

Let me provide you and your Board with the key aspects of our proposal:

•

We are proposing a stock-for-stock, tax-free transaction, in which each outstanding share of Vulcan common stock would be exchanged for 0.50 shares of Martin Marietta common stock. This exchange ratio represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011.

•	We are proposing a combined company board, with you as Chairman of the Board.

•	We are proposing a senior management team that would consist of me as President and Chief Executive Officer and other senior leaders from each organization based on a “best athlete” approach.

•	We are proposing to maintain a major presence in Birmingham.

•	We are proposing to change the name of the combined company to reflect the names of each of our respective organizations.

The proposed transaction will, in our view, provide important benefits for both companies’ stakeholders – investors, employees, and the customers we serve – that will be particularly valuable in the current uncertain economic climate:

•

Substantial Cost Synergies. We anticipate significant cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and elimination of duplicate functions. These are savings that would benefit all shareholders and customers of the combined company. Vulcan’s shareholders would participate in the value created by these synergies as well as best-in-class financial performance. In addressing cost synergies, your Board and shareholders should be aware that we are using our estimates, which are realistic and achievable under our disciplined and responsible cost management philosophy, and are quite a bit higher than your estimates of synergies. We believe our consistent cost management leadership within our industry underscores the credibility of our estimates. For example, from 2007 to the third quarter of 2011, Martin Marietta’s SG&A as a percent of revenue has declined from 8.0% to 7.9%, while Vulcan’s has increased from 9.3% to 12.0%.

•

Complementary Geographic Footprints / Global Aggregates Leader. The combination of complementary geographic footprints will create a U.S.-based company that is the clear global leader in aggregates, and will result in a company that can deliver enhanced product offerings and service to customers. The combined company would have an outstanding asset base that will create value for its shareholders over both the short and long term. Among other things, greatly increased scale provides a broader set of opportunities for organic and inorganic growth. From our understanding of the market, it is fair to say that any asset dispositions necessary to support regulatory approvals could be readily accomplished on a fast timeline given the likely interest from various buyers. Moreover, our recent asset swap that resulted in the disposition of our River assets reduces regulatory concerns.

•

Strong Financial Position. The combined company will have a significantly stronger balance sheet than Vulcan currently possesses. The combined company’s net debt would be 5.6x combined LTM adjusted EBITDA, excluding synergies, and 4.1x – 4.3x combined LTM adjusted EBITDA, including synergies of $200 million – $250 million, as of September 30, 2011, relative to Vulcan’s net debt of 8.9x LTM adjusted EBITDA, as of the same date. This would help Vulcan to achieve one of its core objectives – enhanced financial flexibility through deleveraging. We expect the combined company credit rating to be higher than Vulcan’s is at present.

•

Improved Cash Flows / Meaningful Dividend. Finally, because the proposed transaction is being structured as a tax-efficient, stock-for-stock transaction, the combined company will have significant cash flow, giving it the ability to pay a meaningful quarterly cash dividend. Indeed, it is our objective to maintain the dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the proposed exchange ratio). In light of Vulcan’s recent decrease in its dividend (to $0.04 per Vulcan share annually), we believe Vulcan’s shareholders will find this aspect of the proposal attractive.

We believe the substantial overlap between the shareholders of Martin Marietta and Vulcan will reinforce the benefit from the value-creating combination of our two companies. Further, we believe that Martin Marietta and Vulcan employees would benefit from the greater scale and strength of the combined company.

In connection with delivering this proposal letter, we are taking the following additional steps:

•	We are providing you with a proposed transaction agreement that sets forth in additional detail the terms described in this proposal letter.

•

We are commencing a first-step exchange offer, reflecting the same exchange ratio as provided in the transaction agreement. This exchange offer, subject to the conditions specified therein, will give Vulcan shareholders the opportunity to exchange their shares at the earliest time for Martin Marietta shares.

•

We are advising you of Martin Marietta’s intention to submit the names of five nominees (the “Nominees”) for election as independent directors at Vulcan’s 2012 Annual Meeting, and accordingly are requesting from Vulcan’s Secretary the written questionnaire, and the written representation and agreement, referenced in Section 1.05 of Vulcan’s By-Laws.

•

Earlier today, Martin Marietta commenced a lawsuit in Delaware Chancery Court and in New Jersey state court in furtherance of its effort to ensure that Vulcan’s shareholders have the opportunity to assess directly Martin Marietta’s proposal.

Please know that it remains our strong preference to execute this transaction on a negotiated basis with Vulcan’s current Board of Directors. In furtherance of this approach, my team and I are prepared to engage immediately with the Vulcan team. In addition, we and our advisers, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to begin immediately the process of negotiating a definitive agreement. We believe that we can complete due diligence, negotiate a definitive agreement and obtain final Martin Marietta Board approval quickly. We are prepared to provide reciprocal due diligence to Vulcan.

This letter and the accompanying transaction agreement are not binding and do not represent or create any legally binding or enforceable obligations. No such obligations will be imposed on either party unless and until a definitive agreement is signed by Martin Marietta and Vulcan.

As analysts and industry observers have long speculated, our two companies are highly complementary and a combination makes a great deal of strategic and financial sense – and we agree. It is our hope that you and your Board will carefully evaluate the financial and operational benefits of this now-public proposal and elect to engage in a productive dialogue with us so that, together, we can execute this very compelling strategic business combination with minimal disruption.

Should you have any questions concerning this proposal, I would be pleased to speak with you at any time.

Sincerely,

C. Howard Nye

cc:            Board of Directors of Vulcan

As noted in its letter, Martin Marietta is taking additional steps to advance the transaction, including:

•	Martin Marietta delivered to Vulcan with the Martin Marietta proposal letter a draft transaction agreement providing for the proposed business combination.

•	This morning, Martin Marietta commenced lawsuits in Delaware and in New Jersey seeking to ensure that Vulcan’s shareholders have the opportunity to directly assess Martin Marietta’s offer.

•	Martin Marietta intends to submit the names of five nominees for election as independent directors at Vulcan’s 2012 Annual Meeting.

Martin Marietta’s financial advisors in connection with the proposed transaction are Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, and its legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP.

The offering documents (including a preliminary prospectus / offer to exchange and a related letter of transmittal) describing the exchange offer and the means for Vulcan shareholders to tender their shares of Vulcan common stock into the exchange offer have been filed with the Securities and Exchange Commission (SEC) and will be delivered to Vulcan shareholders. These documents can also be found on the SEC’s website at www.sec.gov or at www.aggregatesleader.com, a website that Martin Marietta has launched to provide details regarding its proposal. If any Vulcan shareholder has questions regarding the exchange offer or would like to request any offering documents, the shareholder should contact Martin Marietta’s Information Agent for the exchange offer, Morrow & Co., LLC, toll free at (877)757-5404.

Completion of the exchange offer is subject to, among other conditions, entry into a definitive merger agreement with Vulcan (which would provide for, among other things, a second-step merger to acquire any outstanding shares of Vulcan common stock not exchanged pursuant to the exchange offer). Consummation of the offer is also subject to other conditions, including receipt of regulatory approvals. The exchange offer is scheduled to expire at 5:00 p.m., New York City Time on May 18, 2012, unless it is extended.

Investment Community Conference Call

Martin Marietta will host a conference call to discuss its proposal to combine with Vulcan beginning at 10:30 a.m. Eastern time on Monday, December 12, 2011. The conference call may be accessed by calling 866-783-2141 (international 857-350-1600) and entering passcode 32533878. The slides for the presentation, as well as a webcast, can be accessed at the Investor Relations section of the Company’s website, www.martinmarietta.com, or http://www.media-server.com/m/p/bp72k957. An online replay will be available shortly following the conclusion of the live broadcast.

Cautionary Note Regarding Forward-Looking Statements

This press release may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Martin Marietta’s control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction with Vulcan include, but are not limited to: Vulcan’s willingness to accept Martin Marietta’s proposal and enter into a definitive transaction agreement reasonably satisfactory to the parties; Martin Marietta’s ability to obtain shareholder, antitrust and other approvals on the proposed terms and schedule; uncertainty as to the actual premium that will be realized by Vulcan shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Martin Marietta’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Martin Marietta’s ability to promptly and effectively integrate the businesses of Vulcan and Martin Marietta; a downgrade of the credit rating of Vulcan’s indebtedness, which could give rise to an obligation to redeem Vulcan’s existing indebtedness; the potential implications of alternative transaction structures with respect to Vulcan, Martin Marietta and/or the combined company, including potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt; the implications of the proposed transaction on certain of Martin Marietta’s and Vulcan’s employee benefit plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include, but are not limited to: the performance of the United States economy; decline in aggregates pricing; the inability of the U.S. Congress to pass a successor federal highway bill; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets that Martin Marietta and Vulcan serve; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta and Vulcan; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply Martin Marietta’s and Vulcan’s long haul distribution markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; inflation and its effect on both production and interest costs; Martin Marietta’s ability to successfully integrate acquisitions and business combinations quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with Martin Marietta’s leverage ratio debt covenants; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s and/or Vulcan’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; a potential downgrade in the rating of Martin Marietta’s or Vulcan’s indebtedness; downward pressure on Martin Marietta’s or Vulcan’s common stock price and its impact on goodwill impairment evaluations; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; healthcare costs; the amount of long-term debt and interest expense incurred; changes in interest rates; volatility in pension plan asset values which may require cash contributions to pension plans; the impact of environmental clean-up costs and liabilities relating to previously divested businesses; the ability to secure and permit aggregates reserves in strategically located areas; exposure to residential construction markets; and the impact on the combined company (after giving effect to the proposed transaction with Vulcan) of any of the foregoing risks, as well as other risk factors listed from time to time in Martin Marietta’s and Vulcan’s filings with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of the Registration Statement and our most recent reports on Form 10-K and Form 10-Q, and any other documents of Martin Marietta and Vulcan filed with the SEC. Any forward-looking statements made in this press release are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This press release relates to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. Investors and security holders are urged to read the Exchange Offer Documents and all other relevant documents that Martin Marietta has filed or may file with the SEC if and when they become available because they contain or will contain important information.

Martin Marietta may file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with the solicitation of proxies (the “Vulcan Meeting Proxy Statement”) for the 2012 annual meeting of Vulcan shareholders (the “Vulcan Meeting”). Martin Marietta may also file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). Investors and security holders are urged to read the Vulcan Meeting Proxy Statement and the Martin Marietta Meeting Proxy Statement and other relevant materials if and when they become available because they will contain important information. All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at (877) 757-5404 (banks and brokers may call (800) 662-5200).

Martin Marietta, certain of its directors and officers and the individuals expected to be nominated by Martin Marietta for election to Vulcan’s Board of Directors may be deemed participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta and certain of its directors and officers may be deemed participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about Martin Marietta and Martin Marietta’s directors and officers, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the proxy statement for Martin Marietta’s 2011 annual meeting of shareholders, filed with the SEC on April 8, 2011, and the Registration Statement. Information about any other participants, including a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Vulcan Meeting Proxy Statement, the Martin Marietta Meeting Proxy Statement or other relevant solicitation materials that Martin Marietta may file with the SEC in connection the foregoing matters, as applicable.

About Martin Marietta

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

Contacts

Anne Lloyd

Executive Vice President, Chief Financial Officer and Treasurer

Martin Marietta Materials, Inc.

(919) 788-4367

Investor.relations@martinmarietta.com

Media:
Mark Semer / Andrea Calise	Andrew Siegel / Jamie Moser
Kekst and Company	Joele Frank, Wilkinson Brimmer Katcher
(212) 521-4800	(212) 355-4449

mark-semer@kekst.com

andrea-calise@kekst.com

Investors:

Tom Ball / Joe Mills / John Ferguson

Morrow & Co., LLC

(203) 658-9400

exchangeofferinfo@morrowco.com

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